EXHIBIT 99

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Peter Rice	Vaughn Harring
(781) 280-6550	(781) 280-6855
peter.rice@mro.com	vaughn.harring@mro.com

MRO SOFTWARE REPORTS FOURTH QUARTER
AND FISCAL 2005 RESULTS

Company Reports Record Fiscal Year Revenues,
Quarterly Software License Revenues Grow 31 Percent Year Over Year

BEDFORD, Mass., November 3, 2005 - MRO Software, Inc. (Nasdaq: MROI), the leading provider of asset and service management solutions, today announced revenues of $55.4 million for the Company’s fourth quarter and $199.2 million for the fiscal year ended September 30, 2005.

Total revenues for the fourth quarter were $55.4 million compared with $49.9 million for the fourth quarter last year, an increase of 11 percent. Revenues for the fiscal year ended September 30, 2005 were $199.2 million, compared with $185.7 million for the prior year, an increase of
7 percent.

On a GAAP basis, the Company reported net income for the fourth quarter of $5.8 million or $0.22 per diluted share, compared with net income of $4.1 million or $0.16 per diluted share for the same quarter last year, an increase in EPS of 38 percent. On a GAAP basis for the fiscal year ended September 30, 2005, the Company reported net income of $13.6 million or $0.52 per diluted share compared with a net income of $10.3 million, or $0.41 per diluted share for the prior year, an increase in EPS of 27 percent.

In the fourth quarter of fiscal 2005, the Company recognized a tax benefit of $3.4 million from the resolution of an IRS examination. Without this tax benefit, the effective tax rate for the year would have been 35.5 percent. In addition, in order to achieve the primary goal of software revenue growth, the Company invested heavily in sales and marketing initiatives which resulted in higher-than-expected sales expenses. The Company also recorded several one-time, unusual charges, the most significant being expenses related to the accelerated vesting of employee stock options, and expenses related to the review and audit of internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002.

The Company also reports net income on a non-GAAP basis (see Schedule A). Non-GAAP results are adjusted for the amortization of acquired technology and other intangibles and the related tax effects. Non-GAAP net income for the fourth quarter was $6.1 million, or $0.23 per diluted share compared with non-GAAP net income of $4.6 million or $0.18 per diluted share for same quarter last year, an increase in EPS of 28 percent. For the fiscal year ended September 30, 2005, the Company reported non-GAAP net income of $15.2 million, or $0.58 per diluted share compared with non-GAAP net income of $12.6 million, or $0.50 per diluted share for the prior year, an increase in EPS of 16 percent. Beginning in the first quarter of fiscal year 2006, the Company will no longer report its results on a non-GAAP basis.

For the fourth quarter, software license revenues were $20.9 million, compared with $15.9 million for the same quarter last year, an increase of 31 percent. Support and services revenues were $34.5 million for the fourth quarter, compared with $33.9 million for the same quarter last year, an increase of 2 percent.

For fiscal year ended September 30, 2005, software license revenues were $65.1 million compared with $52.6 million for the prior year, an increase of 24 percent. Support and services revenues for the fiscal year ended September 30, 2005, were $134.1 million compared with $133.1 million for the prior year, an increase of 1 percent.

During the fourth quarter, the Company sold 265 software licenses into a broad range of industries. The Company sold more than 30 MXES licenses, including several customers that purchased the entire Maximo Enterprise Suite of functionality. Customers that purchased MRO Software solutions during the quarter included: Alcatel Portugal, BP Oil International Ltd, China National Offshore Oil Company (CNOOC), Chiron Corp, Computer Sciences Corporation (CSC), Getronics, Guangzhou Hengyun Power Generation, Honeywell International, Kellog Brown & Root, Kuwait Drilling Company, NYC Department of Transportation, Sacramento Regional Wastewater, Shanghai Zhabei Power Plant, Southwest Airlines, Tampa Port Authority, The Bureau of Engraving and Printing, University of Alabama, U.S. Air Force, U. S. Department of Energy, U. S. Department of State, and the U.S. Navy.

The balance sheet as of September 30, 2005 contained $133.2 million in cash and marketable securities and no long-term debt. This compares with $108.4 million in cash and marketable securities as of September 30, 2004, and represents a 23 percent increase year-over-year. For the fourth quarter, deferred revenue was $32.3 million, and days sales outstanding (DSO) was 66.

“Looking back on fiscal 2005, we achieved a number of significant milestones for the Company,” said Chip Drapeau, president and CEO, MRO Software. “In the second quarter we successfully launched Maximo Enterprise Suite, the largest product development project in our history. We executed our industry specific solution strategy for targeted markets producing robust sales results. And finally, total revenues for the fourth quarter were the highest in our history which in turn delivered our highest total revenues for a fiscal year.”

“Our focus on software sales growth returned strong top-line results and allowed us to increase earnings and cash,” said Peter Rice, executive vice president and CFO, MRO Software. “Looking ahead to fiscal 2006, we are confident that operating margins will improve as sales expenses normalize after our initial MXES roll-out, and the one-time unusual charges, taken in the fourth quarter, are eliminated.”

For fiscal year 2006, the Company maintains the guidance provided last quarter, and expects overall revenue growth to be in the range of 5 to 10 percent above fiscal 2005 results. Software revenues are expected to grow in the range of 10 to 20 percent. As a result, the Company expects GAAP EPS to grow in the range of 15 to 25 percent over fiscal 2005 results. The Company expects software revenues for the first half of fiscal 2006 to be in the range of $28 million to $32 million.

The Company will conduct its regularly scheduled fiscal fourth quarter and year end 2005 conference call on Thursday, November 3 at 4:30 p.m. EST.

To participate in this call within the U.S. and Canada, dial (800) 932-9896, international callers should dial (706) 634-5804. A digital recording of the call will be available beginning two hours after the call and will be available through November 13, 2005. To access the replay within the U.S. and Canada, dial (800) 642-1687, international callers should dial (706) 645-9291; all participants should use conference ID: 1466377.

A webcast of the call is available at: www.mro.com/investor. A transcript of the call will be promptly archived on the Investor Relations portion of the Company’s website, and may be found at: www.mro.com/investor.

About MRO Software, Inc.
MRO Software is the leading provider of asset and service management solutions. The Company’s integrated suite of applications optimizes performance, improves productivity and service levels and enables asset-related sourcing and procurement across the entire spectrum of strategic assets.

The Company’s asset management solutions allow customers to manage the complete lifecycle of strategic assets including: planning, procurement, deployment, tracking, maintenance and retirement. Using MRO Software’s solutions, customers improve production reliability, labor efficiency, material optimization, software license compliance, lease management, warranty and service management and provisioning across the asset base.

MRO Software (Nasdaq: MROI) is a global company based in Bedford, Mass., with approximately 900 employees, and more than 300,000 end-users. The Company markets its products through a direct sales organization in combination with a network of international distributors. MRO Software has sales offices throughout North America, Europe, Asia/Pacific and Latin America. Additional information on MRO Software can be found at http://www.mro.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include, among other things, difficulties or delays in customer acceptance of our new Maximo Enterprise Suite product or weak penetration into markets that are new to the Company, slower than anticipated sales from new channels being emphasized by the Company, and those factors discussed in the Section entitled “Factors Affecting Future Performance” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

Maximo® and Maximo Enterprise Suite® are registered trademarks, and MRO SoftwareTM and MXES™ are trademarks, of MRO Software, Inc.

# # #

MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
(in thousands, except per share data)
Revenues:
Software	$20,884	$15,925	$65,115	$52,583
Support and services	34,520	33,940	134,054	133,106
Total revenues	55,404	49,865	199,169	185,689

Cost of revenues:
Software	1,525	1,335	5,056	4,739
Support and services	17,332	15,004	65,708	60,144
Amortization of acquired technology	519	519	2,075	2,404
Total cost of revenues	19,376	16,858	72,839	67,287

Gross profit	36,028	33,007	126,330	118,402

Operating expenses:
Sales and marketing	18,635	15,276	63,078	56,762
Product development	7,693	7,388	29,614	28,492
General and administrative	6,753	4,705	20,087	17,839
Amortization of other intangibles	75	92	347	666
Total operating expenses	33,156	27,461	113,126	103,759

Income from operations	2,872	5,546	13,204	14,643

Interest income, net	1,145	497	2,956	1,258
Other (expense)/income, net	(433)	298	(355)	6

Income before income taxes	3,584	6,341	15,805	15,907

(Benefit)/provision for income taxes	(2,167)	2,240	2,210	5,567

Net income	$5,751	$4,101	$13,595	$10,340

Net income per share, basic	$0.23	$0.16	$0.54	$0.42
Net income per share, diluted	$0.22	$0.16	$0.52	$0.41

Shares used to calculate net income per share
Basic	25,484	24,947	25,280	24,795
Diluted	26,456	25,090	25,901	25,273

MRO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Non-GAAP Presentation
Schedule A
(unaudited)
	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
(in thousands, except per share data)

GAAP net income	$5,751	$4,101	$13,595	$10,340

Adjustments to GAAP net income

Amortization of other intangibles	75	92	347	666
Amortization of acquired technology	519	519	2,075	2,404
Related tax effects	(208)	(156)	(847)	(844)
Total adjustments	386	455	1,575	2,226

Non-GAAP net income, as adjusted	$6,137	$4,556	$15,170	$12,566

Non-GAAP diluted net income per share,
as adjusted	$0.23	$0.18	$0.58	$0.50

Shares used to calculate non-GAAP net income
per share, as adjusted	26,456	25,090	25,901	25,273

Note:

In this press release, the Company has reported its net income and earnings per share (EPS) on a GAAP basis. Also, in the press release, we reported our GAAP net income and EPS as adjusted for the exclusion of certain items, and we refer to this as non-GAAP net income and EPS. Non-GAAP net income and EPS for fiscal years 2005 and 2004 have been adjusted to exclude the amortization of acquired technology and other intangibles and the related tax effects.

Management believes that such non-GAAP financial measures are useful to investors, first because it is important for investors to receive information in a form that is consistent with the Company’s past practice. The Company has reported its results to investors on both a GAAP and non-GAAP basis for over five years. Second, the Company’s amortization of acquired technology and other intangibles relates to acquisitions consummated in prior fiscal years, is substantially fixed, is relatively large in comparison with the absolute value of the Company’s operating income, and therefore this amortization expense is a material component of GAAP earnings for the current period that is a result of historic decisions and actions taken by the Company and its management. The Company believes that by focusing on the impact of operating expenses that are to a greater extent subject to control by the Company's management and decisions taken in the current periods, non-GAAPEPS provides investors with a more direct perspective on the performance of the Company and its management.

The Company uses this non-GAAP financial measure to conduct or evaluate its business, in that these same non-GAAP financial measures are utilized for purposes of determining the compensation of our executive officers and other employees in the Company having variable compensation based upon the Company's financial performance. The Company believes that these non-GAAP measures more closely reflect the impact of items that are within management's immediate control, and are a true reflection of management's current impact on the Company’s performance.

MRO SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30, 2005	September 30, 2004
ASSETS
(in thousands)

Cash and cash equivalents	$120,301	$56,982
Marketable securities	5,130	36,152
Accounts receivable, net	40,362	36,636
Other current assets	6,205	6,542
TOTAL CURRENT ASSETS	171,998	136,312

Marketable securities	7,743	15,273
Property and equipment, net	7,210	7,227
Intangible assets, net	49,455	52,309
Other assets	9,964	11,600
TOTAL ASSETS	$246,370	$222,721

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$30,116	$28,778
Deferred revenue	31,718	29,373
TOTAL CURRENT LIABILITIES	61,834	58,151

Other long term liabilities	2,830	3,435
TOTAL LIABILITIES	64,664	61,586

STOCKHOLDERS’ EQUITY	181,706	161,135

TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$246,370	$222,721

# # #